Exhibit 99.1

70 E. Long Lake Rd. Bloomfield Hills, MI 48304 www.agreerealty.com

FOR IMMEDIATE RELEASE

Agree Realty Announces Year-To-Date Company Activities

Provides Capital Markets, Acquisition Activity and Portfolio Update

Bloomfield Hills, MI, March 19, 2020 -- Agree Realty Corporation (NYSE: ADC) (the “Company”) today announced its year-to-date activities in response to the ongoing developments with COVID-19 and recent retail headlines, including a summary of its recent capital markets activities, acquisition and disposition activities, and an update on its real estate portfolio.

Capital Markets Update

Year-to-date, the Company has entered into forward sale agreements in connection with its at-the-market equity program (“ATM Program”) to sell an aggregate of 2,113,930 shares of common stock (the “2020 ATM Forward Offerings”) at an average gross price of $74.69 per share. Upon settlement, the 2020 ATM Forward Offerings are anticipated to raise additional net proceeds of approximately $156.2 million after deducting fees and expenses.

Inclusive of the Company’s previously announced 2019 ATM forward equity offerings, the Company has entered into forward sale agreements in connection with its ATM Program to sell 4,117,048 shares of common stock at an average gross price of $74.03 per share (the “ATM Forward Offerings”). Upon settlement, the ATM Forward Offerings are anticipated to raise net proceeds of approximately $300.9 million after deducting fees and expenses and making certain other adjustments as provided in the equity distribution agreements.

Acquisition & Disposition Activities

Total year-to-date acquisition activity has amounted to $192.4 million with four Walmart Supercenters comprising approximately 29% of acquisition capital deployed. Approximately 86.7% of the annualized base rents (“ABR”) acquired year-to-date are derived from leading investment grade retail tenants.

The Company has sold six properties year-to-date for gross proceeds of approximately $25.1 million. Notable disposition activity included the sale of an Academy Sports, four franchise restaurants and a Walgreens.

Portfolio Update

Walmart is now the Company’s largest tenant at approximately 5.6% of ABR as of March 19, 2020.

Additionally, the Company closed on a portfolio of 12 National Tire & Battery stores during the first quarter. TBC Corporation now accounts for approximately 2.8% of ABR as of March 19, 2020 and is the Company’s ninth largest tenant.

The Company’s portfolio now generates 59.4% of ABR from investment grade retail tenants as of March 19, 2020, representing an increase of approximately 800 basis points since December 31, 2018.

Aggregate exposures as a percentage of ABR to the following sectors remain limited:

•	Movie Theaters: 1.8%
•	Health & Fitness: 3.5%
•	Entertainment Retail: 1.5%
•	Franchise Restaurants: 2.2%

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust primarily engaged in the acquisition and development of properties net leased to industry-leading retail tenants. As of March 19, 2020, the Company owned and operated a portfolio of 864 properties, located in 46 states and containing approximately 15.9 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol “ADC”. For additional information, please visit www.agreerealty.com.

Annualized Base Rent, or ABR, represents the annualized amount of contractual minimum rent required by tenant lease agreements as of March 19, 2020, computed on a straight-line basis. Annualized Base Rent is not, and is not intended to be, a presentation in accordance with GAAP. The Company believes annualized contractual minimum rent is useful to management, investors, and other interested parties in analyzing concentrations and leasing activity.

This press release contains certain “forward-looking” statements relating to, among other things, projected financial and operating results. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “assume,” “plan,” “outlook” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include but are not limited to factors described in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the risk factors in the Company’s most recent Annual Report on Form 10-K and subsequent quarterly reports. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements included in this press release are made as of the date hereof. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations or assumptions.

For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.agreerealty.com. The Company defines the “weighted-average capitalization rate” for acquisitions and dispositions as the sum of contractual fixed annual rents computed on a straight-line basis over the primary lease terms and anticipated annual net tenant recoveries, divided by the purchase and sale prices.

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Contact:

Clay Thelen

Chief Financial Officer

Agree Realty Corporation

(248) 737-4190

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